UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                      KHD Humboldt Wedag International Ltd.
             -------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, without par value
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    482462108
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Steven A. Werber, Jr.

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      United States

NUMBER OF          5. SOLE VOTING POWER                                     900
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                               290,100
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                                900
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                          290,100

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      291,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      1.0%

12.   Type of Reporting Person (See Instructions)

      IN

                               Page 2 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Daniel J. Barker

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      United States

NUMBER OF          5. SOLE VOTING POWER                                  13,590
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                               290,100
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                             13,590
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                          290,100

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      303,690

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      1.0%

12.   Type of Reporting Person (See Instructions)

      IN

                               Page 3 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Apis Capital Advisors, LLC

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Delaware

NUMBER OF          5. SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                               290,100
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                                  0
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                          290,100

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      290,100

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      1.0%

12.   Type of Reporting Person (See Instructions)

      IA

                               Page 4 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Apis Capital, LP

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Delaware

NUMBER OF          5. SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                                30,613
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                                  0
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                           30,613

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      30,613

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      0.1%

12.   Type of Reporting Person (See Instructions)

      PN

                               Page 5 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Apis Capital (QP), LP

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Delaware

NUMBER OF          5. SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                                39,291
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                                  0
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                           39,291

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      39,291

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      0.1%

12.   Type of Reporting Person (See Instructions)

      PN

                               Page 6 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Apis Offshore Capital, Ltd.

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Cayman Islands

NUMBER OF          5. SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                               153,034
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                                  0
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                          153,034

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      153,034

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      0.5%

12.   Type of Reporting Person (See Instructions)

      CO

                               Page 7 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Apis Global Deep Value, LP

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Delaware

NUMBER OF          5. SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                                25,222
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                                  0
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                           25,222

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      25,222

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      0.1%

12.   Type of Reporting Person (See Instructions)

      PN

                               Page 8 of 13 Pages

CUSIP No. 482462108

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Apis Global Deep Value Offshore, Ltd.

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [X]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Cayman Islands

NUMBER OF          5. SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY       6. SHARED VOTING POWER                                41,940
OWNED BY EACH
REPORTING          7. SOLE DISPOSITIVE POWER                                  0
PERSON WITH:
                   8. SHARED DISPOSITIVE POWER                           41,940

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      41,940

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      0.1%

12.   Type of Reporting Person (See Instructions)

      CO

                               Page 9 of 13 Pages

Item 1.

(a) The name of the issuer is KHD Humboldt Wedag International Ltd. (the "Issuer").

(b) The principal executive offices of the Issuer are located at Suite 702, 7th Floor, Ruttonjee House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong SAR, China.

Item 2.

(a) This Statement on Schedule 13G (this "Statement") is being filed by (i) Apis Capital, LP, a Delaware limited partnership ("Apis Capital"), (ii) Apis Capital (QP), LP, a Delaware limited partnership ("Apis QP"), (iii) Apis Capital Offshore, Ltd., a Cayman Islands exempted company ("Apis Offshore"), (iv) Apis Global Deep Value, LP, a Delaware limited partnership ("Apis Deep Value"), (v) Apis Global Deep Value Offshore, Ltd., a Cayman Islands exempted company ("Apis Deep Value Offshore", and together with Apis Capital, Apis QP, Apis Offshore and Apis Deep Value, the "Funds"), (vi) Apis Capital Advisors, LLC, a Delaware limited liability company (the "Investment Manager"), which serves as the general partner and/or investment manager of the Funds, (vii) Steven A. Werber, Jr. and (viii) Daniel J. Barker (all of the foregoing, collectively, the "Filers"). Each Fund is a private investment vehicle formed for the purpose of investing and trading in a wide variety of securities and financial instruments. Messrs. Werber and Barker are the Managing Members of the Investment Manager and the Portfolio Managers for the Funds. The Funds directly own all of the respective shares reported in this Statement (other than the 900 shares directly owned by Steven A. Werber, Jr. and the 13,590 shares directly owned by Daniel J. Barker). Messrs. Werber and Barker and the Investment Manager may be deemed to share with the Funds voting and dispositive power with respect to such shares. Each Filer disclaims beneficial ownership with respect to any shares other than those owned directly by such Filer.

(b) The principal business office of Messrs. Werber and Barker, Apis Capital, Apis QP, Apis Deep Value and the Investment Manager is:

      53 Forest Avenue, Suite 103
      Old Greenwich, Connecticut 06870
      USA

      The principal business office of Apis Offshore and Apis Deep Value Offshore is:

      c/o dms Corporate Services Ltd.
      Ansbacher House
      20 Genesis Close, George Town
      PO Box 1344
      Grand Cayman KY1-1108
      Cayman Islands

                               Page 10 of 13 Pages

(c)   For citizenship information see Item 4 of the cover page of each Filer.

(d) This Statement relates to the Common Stock, without par value, of the Issuer (the "Common Stock").

(e)   The CUSIP Number of the Common Stock is listed on the cover pages hereto.

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:

(a)  [ ]  Broker or dealer registered under section 15 of the Act
          (15 U.S.C. 78o).

(b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4. Ownership.

See Items 5-9 and 11 on the cover page for each Filer, and Item 2, which information is given as of December 31, 2008, and is based on 30,523,675 shares of Common Stock issued as of September 30, 2008, as reported in the Issuer's Report on Form 6-K filed on November 12, 2008.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

                               Page 11 of 13 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

(a)   Not applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 12 of 13 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2009

                        DANIEL J. BARKER
                        APIS CAPITAL ADVISORS, LLC
                        APIS CAPITAL, LP
                        APIS CAPITAL (QP), LP
                        APIS CAPITAL OFFSHORE, LTD.
                        APIS GLOBAL DEEP VALUE, LP
                        APIS GLOBAL DEEP VALUE OFFSHORE, LTD.

                        By: /s/ Daniel J. Barker
                            ---------------------------------------------
                        Daniel J. Barker, for himself, as Managing
                        Member of the Investment Manager and as
                        Portfolio Manager of each of the Funds

                        /s/ Steven A. Werber, Jr.
                        -----------------------------------
                        Steven A. Werber, Jr.

                               Page 13 of 13 Pages